Exhibit 10.28

HTMS

independent contractor agreement

This Agreement ("Agreement") is made and entered into by and between Task Technologies ("Contractor") and Healthcare Technology Management Services, Inc., d/b/a HTMS.

WITNESS THAT:

WHEREAS, from time to time, HTMS shall be engaged under separate agreement by Clients of HTMS to provide consulting services and related work to the benefit of Clients and fair remuneration to HTMS;

WHEREAS, from time to time, HTMS shall engage Contractor to provide some or all such services to Clients on HTMS's behalf and under HTMS's name and direction;

WHEREAS, Contractor is desirous of providing such services,

NOW, THEREFORE, in consideration of the mutual covenants contained herein, HTMS and Contractor agree as follows:

1.      Term

1.1.  The term of this Agreement shall be from the Effective Date and continue for a period of three (3) years thereafter, unless earlier terminated by either party in accordance with this Agreement.

1.2. The effective date ("Effective Date") of this Agreement shall be September 23, 2010.

1.3.  The term of this Agreement may be extended by written amendment to the Agreement executed by both parties.

2.      Termination

2.1.  Either party may, at any time and for any reason, terminate this Agreement by providing the other party with thirty (30) days advance written notice of termination; such notice shall state the effective date of such termination. In the event of such written notice of termination, HTMS will be only obligated to pay Contractor for its professional fees and reasonable out-of-pocket expenses incurred by Contractor in the provision of the Services to HTMS and HTMS's Clients through the effective date of termination, subject to the terms of the applicable Statements of Work then in effect.

2.2.  Contractor agrees that upon notice of termination of this Agreement, Contractor will make every reasonable effort to assist HTMS with an orderly transition of the Services for which Contractor is otherwise obligated to provide (pursuant to any outstanding Statements of Work then in effect) to HTMS or to a third party so designated by HTMS.

2.3.  In the event of default by either party, the other party may give written notice to the breaching party of its intent to terminate this Agreement for breach. The breaching party shall then have twenty (20) days after receipt of such notice to cure the breach. If the breaching party does not cure the breach within said twenty (20) day period, this Agreement shall immediately terminate without further obligation by either party.

3.      Statement of Work

3.1.  The specific services ("Services") to be provided by Contractor for each particular engagement, including activities and responsibilities shall be detailed in a supplemental document "Statement of Work". A separate Statement of Work shall be prepared by HTMS (and executed by the parties) for each engagement, which shall specify, at a minimum:

(a) HTMS's Account Manager and Engagement Manager

(b) Client Name

(c) Engagement Name and Description

(d) The HTMS Billing Code for the Engagement

(e) Services to be performed by Contractor (as expected by Client)

(f) Schedule of Services (as expected by Client)

(g) Key Deliverables/Milestones and Due Dates (as expected by Client)

(h)Contractor Personnel to be assigned by Contractor, including name, dates assigned, and hourl rates

(i)Budget (hours, expenses)

(j) Other compensation arrangements, if any.

4.    Compensation

4.1.  HTMS will compensate Contractor for the Services provided per the rates and budget established in the applicable Statement of Work for each engagement. Unless otherwise mutually agreed to by the parties, HTMS will compensate Contractor at the lesser of (i) the actual hours incurred by Contractor multiplied by the identified rate per hour, or (ii) the budget specified in the applicable Statement of Work. Contractor agrees to promptly notify HTMS's Engagement Manager should Contractor anticipate exceeding the specified budget; Contractor will not be compensated for hours or fees in excess of the specified budget without prior consent of HTMS and such consent shall be in the form of a mutually executed amendment to the applicable Statement of Work.

4.2.  HTMS will reimburse Contractor for reasonable, actual out-of-pocket expenses for travel, subsistence, and similar business expenses (e.g., express mail charges) incurred by Contractor during Contractor's performance of the Services and in accordance with each assigned Statement of Work and related Clients' expense policy. Contractor travel, subsistence, and related expenses will be estimated in advance for each engagement and identified in the applicable Statement of Work. Contractor agrees to promptly notify HTMS's Engagement Manager should Contractor anticipate exceeding the expense budget specified in the applicable Statement of Work and will not incur expenses in excess of the specified budget without prior consent of HTMS; HTMS's approval of such additional expenses will not be unreasonably withheld. Contractor shall be responsible for his own federal, state and municipal income taxes, unemployment insurance taxes, social security taxes, payroll insurance, fringe benefits and any other tax or payment or expenses other than travel and subsistence expenses as set forth above which may be due or incurred or owing as a result of fees or other amounts paid by HTMS to Contractor under this Agreement and Contractor shall indemnify and hold HTMS harmless from such payments which may be due and owed by Contractor.

4.3.  Within one (1) day of the first of each month, Contractor will provide HTMS with a statement of the billable hours incurred by Contractor during the prior month for each engagement for which Contractor is providing Services, with hours incurred shown by dates of service and annotated with a brief description of the Services performed. Out-of-pocket travel and subsistence expenses incurred by Contractor for the engagement also will be included on the statement. Contractor will enter weekly, into HTMS' on-line time and expense reporting system, all hours and out-of-pocket expenses for approval based on the Statement of Work details. Receipt copies will also be provided by the contractor on a weekly basis. The on-line reporting and receipts are due by noon EST on Mondays for the preceding week.   HTMS reserves the right to specify the form and format upon which Contractor will document and submit monthly statements of hours and expenses, and to request additional clarifying information regarding the Services performed by Contractor with respect to the hours incurred by Contractor in any monthly period for such performance.

4.4.  Subject to Sections 4.1 and 4.2, HTMS will pay Contractor and reimburse Contractor's out-of-pocket expenses within thirty (30) days of HTMS's receipt of Contractor's invoice pursuant to Section 4.3; provided however, HTMS may withhold only payment of particular charges (fees and/or expenses) by Contractor that HTMS disputes in good faith. Any charges so disputed will be paid to Contractor by HTMS immediately upon resolution of the dispute where such resolution includes the complete or partial payment of such disputed charges.

5.      Covenant Not To Compete

5.1.During the term of this Agreement and for a period of twelve (12) months thereafter, unless otherwise agreed to in writing by HTMS, Contractor shall not, on behalf of Contractor or any third party, either as an employee, associate, partner, agent, independent contractor or otherwise, directly or indirectly solicit business from or render services to any Client of HTMS to which Contractor provided services or was proposed to provide services using the same resource or for the same position/role on behalf of HTMS. Contractor acknowledges that this restriction will not unreasonably impair his ability to engage in business activity during the term of this Agreement or following its expiration.

5.2.  "Client(s)" shall mean entities and individuals that have engaged HTMS under a separate agreement to provide services of the type rendered by HTMS for Client.

5.3.  In the event Contractor performs work for any Client in violation of Section 5.1, in addition to other remedies, Contractor agrees to pay HTMS, as liquidated damages, twenty percent (20%) of all fees and other monies billed to or otherwise collected from said Client by Contractor, or by any employer, partner, agent or principal of the Contractor, in exchange for the work performed by Contractor, exclusive only of actual out-of-pocket expenses reimbursed to Contractor by said Client.

5.4.  The provisions of this Section 5 do not apply to Clients and prospective Clients that (a) at the time of execution of this Agreement are or were under separate contract with Contractor or (b) during the term of this Agreement entered into a separate contract with Contractor prior to and independent of HTMS's subsequent separate agreement with such Client or Contractor being presented to such Client or prospective Client by HTMS.

5.5. The terms and conditions of this Section 5 shall survive termination of this Agreement.

6.      Confidentiality and Non-Disclosure

6.1.  Under this Agreement, the party providing the Confidential Information is hereafter referred to as the "Providing Party" and the party receiving the Confidential Information is hereafter referred to as the "Receiving Party".

6.2.  "Confidential Information" means information, including a formula, pattern, compilation, program, device, method, technique, business plan, business strategy, and information regarding customers and clients which at the time the Providing Party discloses it to the Receiving Party, it is either (a) designated as confidential or (b) both of the following apply:

  (i)   The information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means, other  persons who can obtain economic value from its disclosure or use.

  (ii) The Providing Party makes an effort to maintain its secrecy which is reasonable under the circumstances.

6.3.  Further, Confidential Information specifically includes individual health plan member and patient information made available by the Disclosing Party to the Receiving Party.

6.4. Confidential Information shall not include information which:

(a) Is or becomes publicly known through no wrongful act of Contractor or HTMS,

(b)  Is already in HTMS's or Contractor's possession, provided that such information is not known by HTMS or Contractor to be subject to another confidentiality agreement or obligation of secrecy to the Disclosing Party or another party,

(c)  Is or becomes available to HTMS or Contractor on a non-confidential basis from a source other than the Disclosing Party, provided that such source is not known by HTMS or Contractor to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party or another party,

(d) Is independently developed by HTMS or Contractor without breach of this Agreement,

(e) Is explicitly approved for public release by written authorization of the Disclosing Party, or

(f) As required by law and so stated by a court of competent jurisdiction.

6.5.  Contractor agrees that the Confidential Information made available to it by the Disclosing Party will be used solely for the purposes set forth in this Agreement and the applicable Statements of Work, that is, for the provision of the Services by Contractor, and that no license or grant, express or implied, in the Confidential Information is made.

6.6.  Unless otherwise expressly authorized by the Disclosing Party, Contractor agrees to keep all Confidential Information in confidence during the term of this Agreement and forever thereafter. Contractor will execute similar confidentiality and non-disclosure agreements with all employees, partners, agents, principals, and sub-contractors of Contractor that may have access to Confidential Information and agrees to be responsible for any breach of this Section by such employees, partners, principals, and sub-contractors.

6.7.  Upon request by HTMS, Contractor agrees to provide to HTMS any and all material containing Confidential Information made available to Contractor under this Agreement and Contractor will not retain any copies of such Confidential Information in any form.

6.8. The terms and conditions of this Section 6 shall survive the termination of this Agreement.

7.    Ownership of Materials

7.1.  The Services rendered by Contractor under this Agreement are for the unique needs of HTMS and/or its Clients and the products of any such Services, including without limitation written materials, documentation, presentations, developed software, and other working papers shall belong to HTMS or Client, unless otherwise specified in the applicable Statement of Work. Material proprietary to Contractor, including without limitation techniques, methodologies, and software shall remain the property of Contractor; provided however, should all or a component of such proprietary material be required by Client and/or HTMS to receive the Services, Contractor agrees to grant to Client, and/or HTMS if applicable, anon-exclusive, perpetual right and license to such proprietary material provided such material is used exclusively for the delivery of the Services or other purposes as mutually agreed in the Statement of Work.

7.2.  All work products prepared by Contractor in the delivery of the Services, whether completed or not, shall be promptly given to HTMS upon termination of this Agreement or upon HTMS's reasonable request.

7.3.  Upon request by Contractor and subject to Section 7.1, HTMS agrees to provide Contractor any and all materials containing Contractor proprietary information and HTMS will not retain any copies of such proprietary information in any form excepting as otherwise provided for herein.

7.4.  If so stipulated by Client in its separate agreement with HTMS, Contractor will not use or retain any copies of the work products prepared by Contractor in the delivery of the Services.

7.5.  Contractor warrants and represents that neither the work products prepared by Contractor in the performance of the Services nor any Contractor proprietary information used on the performance of the Services does or will violate or infringe upon any US patent, copyright, trade secret or property right of any person. If a claim is made against a Client and/or HTMS that any such proprietary information or any such work product or component thereof infringes or is alleged to infringe a US patent, copyright, trade secret, or property rights of any person, Contractor will indemnify, defend, and hold Client and HTMS harmless from such claims at Contractor's expense and will pay resulting costs, damages, and reasonable attorney's fees finally awarded, provided HTMS and/or Client promptly notifies Contractor in writing of such a claim.

7.6.  HTMS warrants and represents that HTMS proprietary information that may be used by HTMS and/or Contractor in the performance of services to Clients do not violate or infringe upon any U.S. patent, copyright, trade secret or property right of any person. If a claim is made against Contractor and/or HTMS that any such proprietary information or any work product or component thereof that contains such proprietary information infringes or is alleged to infringe a U.S. patent, copyright, trade secret, or property rights of any person, HTMS will indemnify, defend, and hold Contractor harmless from such claims at HTMS's expense and will pay resulting costs, damages, and reasonable attorney's fees finally awarded, provided Contractor promptly notifies HTMS in writing of such a claim.

7.7. The terms and conditions of this Section 7 shall survive termination of this Agreement.

8.      Independent Contractor

8.1.  Contractor is an independent contractor as that term is commonly used and is not an employee of HTMS. As such, Contractor agrees to assume complete responsibility for its own employees with regard to federal or state employer's liability and withholding tax, worker's compensation, social security, unemployment insurance, and other federal, state, and local laws. In addition, each party agrees to maintain comprehensive public liability and property damage insurance in amounts customarily maintained in such party's respective industry, insuring against liability for, among other things, bodily injury and property damage.

8.2.  Neither party shall be deemed to be a legal representative of the other. Contractor has no authority, either express or implied, to bind or obligate HTMS or Clients in any way.

9.      Subcontracting

HTMS and Contractor agree that Contractor shall supervise and may perform the Services to be provided pursuant to this Agreement and the applicable Statements of Work. Contractor's obligation to supervise the Services performed pursuant to this Agreement may not be assigned, subcontracted, or delegated by Contractor without the express prior written consent of HTMS. Notwithstanding the foregoing, Contractor may assign, subcontract, or delegate all or a portion of its obligation to perform the Services, provided that the entities and/or persons performing the Services for Contractor operate under an agreement with Contractor similar to this Agreement and Contractor assumes full responsibility for the actions and work of such entities or persons, including compliance with the terms and conditions of this Agreement.

10.       Indemnification

10.1.Contractor shall indemnify and hold harmless HTMS and its respective employees, partners, agents, principals, and sub-contractors from any and all losses, liabilities, claims, judgements, and liens, including costs and expenses, arising out of or resulting from:

(a)  Any negligent act or omission of Contractor, or any of its employees, partners, agents, principals, or sub-contractors performing work pursuant to this Agreement, which may result in bodily injury, death, and/or damage, loss, or destruction of any property; and,
(b)  Any failure of Contractor, or any of its employees, partners agents, principals, or sub-contractors, to comply with any federal, state, or local laws, rules, and regulations.

10.2.HTMS shall indemnify and hold harmless Contractor and its respective employees, partners, agents, principals, and sub-contractors, from any and all losses, liabilities, claims, judgements, and liens, including costs and expenses, arising out of or resulting from:

(a)  Any negligent act or omission of HTMS, or any of its employees, partners, agents, principals, or sub-contractors performing work pursuant to this Agreement, which may result in bodily injury, death, and/or damage, loss, or destruction of any property; and,

(b)  Any failure of HTMS, or any of its employees, partners, agents, principals, or sub-contractors, to comply with any federal, state, or local laws, rules, and regulations.

10.3. Each party will take sole responsibility for any liability arising from its work for a HTMS client, including errors and omissions, gross negligence, willful misconduct, and malfeasance, including on the part of any employee, partner, agent, principal, or subcontractor to the responsible party, and indemnifies the other party against any damages or losses that might arise from such acts by the responsible party.

11. Additional Operating Guidelines

11.1.  HTMS will not use Contractor's references or resume and Contractor will not use HTMS's references or resume in proposals, formal and informal, or in general marketing literature without prior permission of the other party.

11.2.  HTMS will not attempt to independently contract or employ Contractor's employees and Contractor will not attempt independently contract or employ HTMS employees without previous written consent from both parties

11.3.  Subject to the Confidentiality and Non-Disclosure provisions of this Agreement, neither party will use the other party's proprietary materials on an engagement without the other party's prior permission, whether or not both parties are working jointly on the engagement.

11.4.  Each party may use as a reference any Client for which HTMS and Contractor have worked together on an engagement pursuant to this Agreement.

11.5.  Should a dispute arise between the parties, either with respect to the interpretation of any provision of this Agreement or with respect to the performance by HTMS or Contractor under this Agreement, each party agrees to continue performing its obligations under this Agreement while any dispute is being resolved unless and until such obligations are terminated by the termination of this Agreement, in whole or in part.

12. Amendment

This Agreement may be amended, modified, renewed, or supplemented only by a written instrument signed by each of the parties hereto, and any amendment may pertain to one or more of the provisions of this Agreement without affecting the other provisions of the Agreement.

13. Notice

Any notice, statement, order, or other correspondence required or contemplated to be sent under this Agreement shall be delivered to HTMS or Contractor in person, or sent by first class U.S. mail, facsimile, or delivery service to the persons and addresses identified in the signatory Section of this Agreement.

14.  Entire Agreement

This Agreement represents the entire understanding between HTMS and Contractor with respect to the subject matter, and supercedes all prior negotiations, representations, and/or contracts, whether oral or written.

15.      Severability

If any provision of this Agreement is held to be invalid, illegal, or unenforceable by a court of competent jurisdiction, the same shall be deemed severable from the remainder of this Agreement, and all other provisions of this Agreement shall continue in full force and effect. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to geographic or durational scope, it shall be construed, by limiting and reducing it so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

16.  Governing Laws

This Agreement shall be construed and governed in accordance with the laws of the state of Indiana, without regard to its choice of laws principles.

17.  Breach

The parties acknowledge that a breach of this Agreement by Contractor would cause HTMS irreparable harm. Therefore, in the event of a breach or threatened breach by Contractor of any of his obligations or covenants hereunder. HTMS shall be entitled to preliminary and permanent iniunctive relief against the Contractor in addition to any and all other rights which it may have under the terms of this Agreement and at law or equity.

18.  No Waiver

No waiver by HTMS of any breach hereunder by Contractor shall be deemed or construed as a waiver of the Continuation of such breach or any other breach.

19. Successors and Assigns

This Agreement shall be binding upon, and shall inure to the benefit of the respective successors and assigns of the parties hereto.

20.      Gender

The use of the masculine gender shall be interpreted to mean feminine whenever appropriate in the context.

IN WITNESS WHEREOF, duly authorized representatives of HTMS and Contractor have executed, in duplicate copies, this Agreement effective as of the Effective Date, on the dates shown below:

By:	By:
HTMS	Task Technologies
P.O. Box 42329	9570 Downes Street NE
Indianapolis, IN 46240	Lowell, MI 49331